EXHIBIT 99.2

NOTICE OF REDEMPTION

to the Holders of Ambac Financial Group, Inc.

7.08% Debentures due March 31, 2098

CUSIP Number 023139306*

NOTICE IS HEREBY GIVEN, that pursuant to the terms of the Indenture dated as of April 1, 1998 (the “Indenture”), between Ambac Financial Group, Inc. (the “Company”) and JPMorgan Chase Bank (as successor to First Union National Bank), as Trustee, the Company will redeem on April 28, 2003 (the “Redemption Date”) all of its outstanding 7.08% Debentures due March 31, 2098 (the “Bonds”) at a redemption price of 100.00% of the principal amount thereof, together with accrued interest to the Redemption Date (the “Redemption Price”). This Notice is subject to the receipt of the redemption monies by JPMorgan Chase Bank as paying agent (the “Paying Agent) no later than one Business Day prior to the Redemption Date and shall be of no effect unless such monies are so received no later than one Business Day prior to the Redemption Date.

Payment of the Redemption Price shall be made, on or after the Redemption Date, upon the presentation and surrender of the Bonds to the Paying Agent at any of the following addresses:

If by Mail, to:	If in Person, to:	If by Courier Service, to:
JPMorgan Chase Bank	JPMorgan Chase Bank	JPMorgan Chase Bank
Corporate Trust Services	GIS Unit Trust Window	Corporate Trust Services
P.O. Box 2320	4 New York Plaza, 1st Floor	2001 Bryan Street— 9th fl.
Dallas, Texas 75221-2320	New York, N Y 10004	Dallas, Texas 75201

On the Redemption Date, the Bonds shall become due and payable and interest on the Bonds shall cease to accrue on and after the Redemption Date.

Dated: March 27, 2003

Ambac Financial Group, Inc.

By: JPMorgan Chase Bank

Under the provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 (the “Act”), paying agents making payments of interest or principal on corporate or municipal securities may be obligated to withhold a 30% tax from remittance to individuals who have failed to furnish the paying agent with a valid taxpayer identification number. Owners of Bonds who wish to avoid the imposition of the tax should submit certified taxpayer identification numbers when presenting their Bonds for payment.

*	This CUSIP Number has been assigned to this issue by an organization not affiliated with the Trustee and is included solely for the convenience of the Bondholders. Neither Ambac Financial Group, Inc. nor the Trustee shall be responsible for the selection or use of this CUSIP Number, nor is any representation made as to its correctness on the Bond or as indicated in any redemption notice.